Exhibit 99.1

UNDER ARMOUR ANNOUNCES ACTIONS TO ADDRESS FINANCIAL IMPACTS RELATED TO COVID-19, PROVIDES ADDITIONAL DETAIL ON ITS 2020 RESTRUCTURING PLAN

Well Positioned Due to Recent Balance Sheet Improvements;
Seeing Early Signs of Recovery in APAC

BALTIMORE, April 3, 2020 – Under Armour, Inc. (NYSE: UA, UAA) today announced actions it is taking to address the financial impact of the COVID-19 pandemic. Additionally, the company’s Board of Directors has approved a previously planned restructuring initiative designed to rebalance its cost base to further improve future profitability and cash flow generation.

“In these unprecedented and challenging times, the majority of stores where Under Armour is available remain closed, contributing to a significant decline in revenue,” said Under Armour President and Chief Executive Officer Patrik Frisk. “While we’re thankful for the meaningful balance sheet improvements we’ve driven over the past two years and we are seeing some early signs of recovery in our APAC region, this unanticipated shock to our business has been acute, forcing us to make difficult decisions to ensure that Under Armour is positioned to participate in the eventual recovery of demand. We do not take these decisions lightly and are doing all we can to minimize the impact on our teammates during this time. Because of the strength of our brand and the steps we have taken, we will weather this storm.”

The actions announced today include:

•The extension of current store closures until further notice. The company will continue to monitor the situation globally, and will make re-opening decisions on a country-by-country basis based on guidance provided by local health authorities.
•Beginning April 12th, the company will temporarily lay off the teammates that work in its U.S. Brand (full price) and Factory House (outlet) stores, and approximately 600 teammates that work at its U.S.-based distribution centers. Additionally, the company will begin paying premium bonuses to its distribution center teammates continuing to work during the crisis. The company will have provided up to four weeks of full pay for these retail store and distribution center teammates since this crisis started.
•Effective immediately, the company's Board of Directors will be reducing its compensation by 25% and all of the company's Executive Vice Presidents and above will be taking a 25% salary cut through the duration of the crisis.
•The company will cover full health benefits for benefit-eligible teammates for approximately two months during this temporary layoff period.
•Due to varying degrees of pandemic impact outside of the U.S. and differing local employment laws, regulations and government relief considerations, the company will address employment status and potential considerations on a country-by-country, local basis for retail teammates.

Under Armour continues to monitor this fluid situation closely, and will take decisive and measured action as appropriate.

2020 Restructuring Plan

On February 11, 2020, Under Armour announced it was assessing a potential 2020 restructuring plan designed to rebalance the company’s cost base to further improve profitability and cash flow generation, and on March 31, 2020, its Board of Directors approved this restructuring plan. This restructuring plan was developed prior to assessing the potential impacts of the COVID-19 pandemic on the company’s business and it continues to evaluate what actions may be necessary related to this rapidly developing situation. In connection with this restructuring plan, the company expects to incur total estimated pre-tax restructuring and related charges in the range of $475 million to $525 million during 2020 primarily consisting of up to approximately:

•$175 million of cash-related restructuring charges, comprised of up to: $55 million in facility and lease termination costs, $25 million in employee severance and benefit costs, and $95 million in contract termination and other restructuring costs; and
•$350 million of non-cash charges comprised of an impairment of approximately $290 million related to the company’s New York City flagship store, and $60 million of intangibles and other asset related impairments.

Under Armour anticipates approximately $300 million of restructuring and related charges to be incurred as of March 31, 2020, including the impairment charges related to its New York flagship store. The company currently anticipates that the remaining restructuring and related charges will occur by the end of 2020. Based on anticipated timing of restructuring initiatives, Under Armour expects to realize approximately $40 million to $60 million in pre-tax benefits in 2020.

2020 Earnings Outlook Update

As a result of ongoing disruption and uncertainty related to the global COVID-19 pandemic, Under Armour has withdrawn its first quarter and full-year 2020 outlook provided on February 11, 2020 and will not offer an updated outlook at this time. More information will be provided during the company’s first quarter fiscal 2020 conference call.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Powered by one of the world’s largest digitally connected fitness and wellness communities, Under Armour’s innovative products and experiences are designed to help advance human performance, making all athletes better. For further information, please visit https://about.underarmour.com.

Forward Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements, and include statements regarding the impact of the COVID-19 pandemic on the Company's business, anticipated charges and restructuring costs and the timing of these measures and projected savings related to its restructuring plans. These forward-looking statements are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the impact of the COVID-19 pandemic or the estimated future impact of restructuring charges and costs to differ materially from the forward-looking statements. These risks include uncertainties regarding the impact of the pandemic on the global economy, the Company's customers and its business, its ability to retain its workforce upon resuming its retail and distribution operations, the Company’s ability to successfully execute its restructuring plan, higher than anticipated costs in implementing the restructuring plan, management distraction from ongoing business activities, damage to the Company’s reputation and brand image and workforce attrition beyond planned restructuring related reductions. Additional information regarding other factors that could cause the Company’s results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the Company’s subsequent filings with the U.S. Securities and Exchange Commission. The forward-looking statements contained in this press release reflect the Company’s views and assumptions only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which this disclosure is made or to reflect the occurrence of unanticipated events.

Under Armour Contacts:
Blake Simpson Lance Allega
SVP, Global Communications, PR & Events SVP, Investor Relations & Corp. Development
(443) 630-9959 (410) 246-6810

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